Exhibit 21.1

Beasley Broadcast Group, Inc.

Subsidiaries

(State of incorporation)

Beasley Mezzanine Holdings, LLC (DE)

Beasley Media Group, Inc. (DE)

Beasley-Reed Acquisition Partnership (DE)

Beasley Media Group, LLC (DE)

WDAS License Limited Partnership (DE)

WKIS License Limited Partnership (DE)

WQAM License Limited Partnership (DE)

WPOW License Limited Partnership (DE)

WXTU License Limited Partnership (DE)